January 20, 1995


Town & Country Corporation
25 Union Street
Chelsea, MA 02150

Ladies and Gentlemen:

    We have acted as your tax counsel in connection with the Private Placement and the preparation of a Registration Statement on Form S-2 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Registration Statement.

    In rendering our opinion, we have examined and relied upon the Registration Statement and such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion.

    As your tax counsel, we have advised you with respect to the material federal income tax consequences of the Private Placement. Such advice has been based on the facts and circumstances set forth in the Registration Statement and has formed the basis for the description of material federal income tax consequences of the Private Placement to the Company and to the Selling Shareholders that appears under the heading "Material Federal Income Tax Consequences" in the Registration Statement. The federal income tax discussion appearing under such heading does not purport to be a complete analysis or listing of all potential tax considerations. Such discussion is based upon currently existing provisions of the Code, existing and proposed regulations promulgated thereunder, and current administrative rulings and court decisions, all of which are subject to changes that could affect the continuing validity of our advice.

    The opinions contained in the Registration Statement under the heading "Material Federal Income Tax Consequences" are based on the facts and circumstances set forth in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters set forth therein could change as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

    We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Material Federal Income Tax Consequences" in the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act or the regulations of the Commission issued thereunder.

Very truly yours,
/s/ Goodwin, Proctor & Hoar


GOODWIN, PROCTER & HOAR